Exhibit 99.2

Tenon Medical Announces Closing of $3M Private Placement Offering

LOS GATOS, CA – August 31, 2026 – Tenon Medical, Inc. (Nasdaq: TNON), a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders, has closed its previously announced private placement pursuant to securities purchase agreement with an institutional investor to sell 597,610 shares of common stock (or pre-funded warrants in lieu thereof), together with a warrant to purchase up to an aggregate 1,058,517 shares of common stock, in a private placement offering. The combined effective offering price for each share of common stock and accompanying warrants to be issued is $5.02. The combined effective offering price for each pre-funded warrant and accompanying warrants to be issued is $5.019. The pre-funded warrants will have an exercise price of $0.001 per share of common stock and the warrant will have an exercise price of $5.02 per share, will be immediately exercisable, and will expire five years from the date of issuance.

The gross proceeds to the Company from the offering are estimated to be approximately $3.0 million before deducting the placement agent’s fees and other estimated offering expenses.

WallachBeth Capital LLC acted as the exclusive placement agent in connection with the offering.

The offer and sale of the foregoing securities are being made in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, and the securities have not been registered under the Securities Act or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of the securities purchase agreement, the Company has agreed to provide customary registration rights for the shares of common stock and the shares of common stock underlying the warrants and pre-funded warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Tenon Medical, Inc.

Tenon Medical, Inc. is a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. Tenon was incorporated in the State of Delaware in 2012 and currently offers two systems to treat a diseased sacroiliac joint (the “SI Joint”). The Company has developed The Catamaran™ SI Joint Fusion System that offers a novel, less invasive approach to the SI Joint using a single, robust titanium implant. In August 2025, the Company acquired substantially all of the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System, which treats disorders of the SI Joint through a minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles. Since the national launch of The Catamaran System in October 2022, Tenon is focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

For more information, please visit www.tenonmed.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAIL™, and SImmetry+ are also trademarks of Tenon Medical, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking statements often contain words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering and the anticipated use of proceeds therefrom. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Investor Contact

Shannon Devine
MZ North America
203-741-8811
tenon@mzgroup.us